    As filed with the Securities and Exchange Commission on August 6, 1997

                                                   Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                               PMT SERVICES, INC.
             (Exact name of registrant as specified in its charter)


TENNESSEE                                                     62-1215125
(State or other jurisdiction of                             I.R.S.Employer
   incorporation or organization)                          Identification No.)
 organization)


                         TWO MARYLAND FARMS, SUITE 200
                          BRENTWOOD, TENNESSEE  37027
                    (Address of Principal Executive Office)
                                  (Zip Code)
                             ____________________

                              PMT SERVICES, INC.
                           1994 INCENTIVE STOCK PLAN
                             (Full title of plan)

         Richardson M. Roberts                              Copies To:
       Chief Executive Officer,                       Howard W. Herndon, Esq.
          PMT Services, Inc.                       Waller Lansden Dortch & Davis
     Two Maryland Farms, Suite 200           A Professional Limited Liability Company
      Brentwood, Tennessee 37027                    2100 Nashville City Center
(Name and address of agent for service)                  511 Union Street
                                                  Nashville, Tennessee 37219-1760

                               (615) 254-1539
         (Telephone number, including area code, of agent for service)


 ==================================================================================================================================
                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM                  AMOUNT OF
TITLE OF SECURITIES TO              AMOUNT TO BE         OFFERING PRICE    AGGREGATE OFFERING               REGISTRATION
   BE REGISTER                      REGISTERED(1)         PER SHARE (2)         PRICE (2)                      FEE (2)
===================================================================================================================================
Common Stock, $.01                       1,500,000       $ 16.438            $ 24,657,000                     $ 7,472
 par value                                shares
===================================================================================================================================

(1) The Registrant previously filed a Registration Statement on Form S-8, No. 33-88974, relating to 2,295,000 shares of Common Stock (as adjusted for both of the Company's stock splits in 1996) reserved for issuance under the Registrant's 1994 Incentive Stock Plan.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457, on the basis of the average of the high and low prices for the Registrant's Common Stock, $.01 par value per share, on August 4, 1997, as reported by the Nasdaq Stock Market (National Market System). The Registrant previously paid $4,946 of the registration fee in anticipation of the filing of this Registration Statement on April 9, 1997.

PROSPECTUS

                               1,500,000 SHARES

                              PMT SERVICES, INC.

                                 COMMON STOCK
                            _______________________

              This Prospectus relates to the resale by certain affiliates ("Selling Shareholders") of PMT Services, Inc. ("PMT" or the "Company") of Common Stock, par value $.01 per share ("Common Stock"), purchased by certain Selling Shareholders under the Company's 1994 Incentive Stock Plan, as amended (the "Plan"). See "Selling Shareholders."

              The shares of Common Stock held by the Selling Shareholders may be offered from time to time in transactions on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"), in negotiated transactions, or a combination of such methods of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

              None of the proceeds from the sale of the shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration of the Common Stock being offered by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.



                                August 6, 1997

                              AVAILABLE INFORMATION

              The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the Commission: Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

              The Common Stock is traded on the Nasdaq National Market. Proxy statements, reports and other information concerning the Company can be inspected and copied at the National Association of Securities Dealers, Inc. offices located at 1735 K Street, N.W., Washington, D.C. 20006-1506.

              This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                     INFORMATION INCORPORATED BY REFERENCE

              The following documents filed with the Commission by the Company (File Number 0-24420) are incorporated by reference into this Prospectus:


                    (1) Registration Statement on Form S-8, relating to the
               Company's 1994 Incentive Stock Plan, dated January 31, 1995 (File Number 33-88974).

                    (2) Annual Report on Form 10-K for the year ended
               July 31, 1996, except for the Consolidated Financial Statements and Report of Independent Accountants which have been superseded by the restated Consolidated Financial Statements and Report of Independent Accountants included in the Current Report on Form 8-K filed on April 8, 1997;

                    (3) Quarterly Report on Form 10-Q for the quarter ended
               October 31, 1996;

                    (4) Quarterly Report on Form 10-Q for the quarter ended
               January 31, 1997;

                    (5) Quarterly Report on Form 10-Q for the quarter ended
               April 30, 1997;

                    (6) Proxy Statement for the Annual Meeting of Shareholders
               held on December 16, 1996;

                    (7)  Current Report on Form 8-K filed on December 23, 1996.

                    (8)  Current Report on Form 8-K filed on April 8, 1997.

                    (9) Current Report on Form 8-K filed on July 18, 1997 (as amended by Form 8-K/A(1) filed on July 29, 1997 and Form 8-K/A(2) filed on July 29, 1997).

                   (10) The description of the Common Stock contained in the Registration Statement on Form 8-A, filed on June 23, 1994, pursuant to Section 12 of the Exchange Act.

              All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents with the Commission.

              Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

              NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERINGS HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  THE COMPANY

              PMT Services, Inc. ("PMT" or the "Company") is an independent service organization which markets and services electronic credit card authorization and payment systems to merchants located throughout the United States. The Company's operating and growth strategies focus on expanding the Company's customer base of small merchants through trade association affiliations, telemarketing, merchant portfolio purchases and superior customer service. PMT has experienced rapid growth in its total merchant portfolio base which has fostered significant growth in the Company's revenues and earnings. From July 31, 1989 to July 31, 1996, the Company's merchant portfolio base increased from approximately 6,800 merchants to approximately 89,500 merchants. During this same period, PMT's revenues increased from $4.3 million for fiscal year 1989 to $149.8 million for fiscal year 1996. This increase in revenues resulted primarily from the purchase of merchant portfolios and, to a lesser extent, new merchant contracts generated through the Company's marketing and sales efforts and revenue enhancements with existing merchants.

              The Company's executive offices are located at Two Maryland Farms, Suite 200, Brentwood, Tennessee 37027. The telephone number is
    (615) 254-1539.

                                USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of shares of the Common Stock by the Selling Shareholders.


                                PLAN OF OFFERING

        The sale of the shares by Selling Shareholders may be effected from time to time in transactions on the Nasdaq National Market, in negotiated transactions or through a combination of such methods of sale, at prices related to market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

        A Selling Shareholder and any broker-dealer who acts in connection with the sale of the shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                             SELLING SHAREHOLDERS

       The Selling Shareholders may, from time to time, include the following executive officers of the Company: Richardson M. Roberts, Gregory S. Daily, Joseph T. Stewart, Jr., Clay M. Whitson, Vickie G. Johnson, Tony VanBrackle and Paul Nee. These individuals have been granted options under the Plan.

       This Prospectus is to be used in connection with any resales of PMT Common Stock acquired pursuant to the Plan, which are registered under the Securities Act at the time of purchase by any of the above-described individuals who, at the time of resale, may be considered "affiliates" of PMT within the meaning of the Securities Act. The Company will supplement this Prospectus with the names and the amount of shares of Common Stock to be reoffered by future Selling Shareholders who may be deemed to be "affiliates" of the Company when that information becomes known.

       The following table shows (i) the total number of shares subject to unexercised options, held by the potential Selling Shareholders as of August 6, 1997 and (ii) the total number of shares of Common Stock held by such individuals as of August 6, 1997:


                             Shares Subject
     Potential               to Unexercised
Selling Shareholder          Options (1)(2)      Shares Beneficially Owned(3)
-------------------          --------------      ----------------------------
                                                  Amount     Percent of Class
                                                  ------     ----------------
Richardson M. Roberts          402,908           1,833,633           *
Gregory S. Daily               402,908           1,387,877           *
Joseph T. Stewart, Jr.         170,000              41,400           *
Clay M. Whitson                130,000              30,900           *
Vickie G. Johnson              105,700              75,600           *
Tony VanBrackle                 77,750              72,600           *
Paul Nee                        55,000              22,875           *

-----------------
 *  Indicates less than 1% ownership.
(1) Includes shares subject to unexercised options under the Plan.
(2) Additional shares may be sold by the Selling Shareholders upon the future exercise of additional options not yet granted.
(3) Does not include shares of Common Stock subject to unexercised options, except for presently exercisable options and options exercisable within 60 days. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table. Certain of the shares held by these individuals may be sold without registration under the Securities Act in accordance with the provisions of Rule 144.

                                 LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares of Common Stock are being passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company of Nashville, Tennessee.


                                    EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Company's consolidated financial statements as of July 31, 1995 and 1996 and for each of the three years in the period ended July 31, 1996 included in the Company's Current Report on Form 8-K filed on April 8, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

   The following documents filed with the Securities and Exchange Commission by the Registrant are incorporated herein by reference in this Registration
Statement:

   Registration Statement on Form S-8, relating to the Company's 1994 Incentive Stock Plan, dated January 31, 1995 (File Number 33-88974).

ITEM 8.   EXHIBITS.

4(a). Section 6 of the Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 4.1 filed with the Registrant's Registration Statement on Form S-1, Registration No. 37-79064)

4(b). Articles of Amendment to the Amended and Restated Charter of the Registrant (incorporated by reference to Exhibit 5.2 filed with the Registrant's Current Report on Form 8-K filed December 23, 1996, Commission File No. 0-24420)

4(c). Specimen of Common Stock certificate (incorporated by reference to Exhibit 4.2 filed with the Registrant's Registration Statement on Form S-1, Registration No. 33-79064)

5. Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company

10(a). 1994 Incentive Stock Plan, approved by the shareholders on June 10, 1994 (incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, Registration
          No. 33-79064)

10(b). Amendment No. 1 to the 1994 Incentive Stock Plan, approved by the shareholders on December 16, 1996 (incorporated by reference to Exhibit 5.3 filed with the Registrant's Current Report on Form 8-K filed December 23, 1996, Commission File No. 0-24420)

23(a).    Consent of Price Waterhouse LLP

23(b).    Consent of Waller Lansden Dortch & Davis (included in Exhibit 5)

24.       Power of Attorney (included on signature page)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on August 5, 1997.


                              PMT SERVICES, INC.


                              By: /s/ Richardson M. Roberts
                                 --------------------------
                                 Richardson M. Roberts
                                 Chairman of the Board and Chief Executive
                                 Officer


                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richardson M. Roberts and Gregory S. Daily, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



    Name                      Title(s)                           Date
    ----                      --------                           ----

/s/ Richardson M. Roberts    Chairman of the Board and           August 5, 1997
-------------------------    Chief Executive Officer;
Richardson M. Roberts        Director (principal
                             executive officer)



/s/ Gregory S. Daily         President and                       August 5, 1997
-------------------------    Treasurer; Director
Gregory S. Daily

    Name                      Title(s)                           Date
    ----                      --------                           ----


/s/ Clay M. Whitson         Chief Financial Officer              August 5, 1997
------------------------    and Vice President
Clay M. Whitson             (principal financial officer)



/s/ Vickie G. Johnson       Chief Accounting Officer,            August 5, 1997
------------------------    Secretary and Controller
Vickie G. Johnson           (principal accounting officer)



/s/ Leslie D. Coble          Director                            August 5, 1997
------------------------
Leslie D. Coble



/s/ Stephen D. Kane          Director                            August 5, 1997
-------------------------
Stephen D. Kane



/s/ Robert C. Fisher Jr.     Director                            August 5, 1997
-------------------------
Robert C. Fisher, Jr.



/s/ Harold L. Siebert        Director                            August 5, 1997
------------------------
Harold L. Siebert